Exhibit 10.1       Description of the Director Deferred Compensation Plan (Amended)

Exhibit 10.1

Director Deferred Compensation Plan

        In July 2002, our board of directors approved and established a director deferred compensation plan. Under this plan, we have entered into nonqualified defined benefit deferred compensation agreements with participating directors. Each agreement is substantially the same. The following is a summary of the plan.

        Our board approved a benefit level of $5,000 per year per participant, which automatically increases each plan year by 7%. Benefits are paid monthly for 10 years. Benefits under the plan are 100% vested upon each participant’s completion of five years of service to the company. The annual benefit is payable in 12 monthly installments following the participant’s normal retirement date, as defined in each agreement. Following involuntary termination after a change of control, the participant will be entitled to an annual benefit equal to the normal retirement benefit as if the participant remained in service to the company until the normal retirement age of 65. No further benefits will be paid under the agreement following the death of the participant. We will not pay any benefits to a participant if he or she is terminated for cause, commits suicide, or violates certain non-competition or non-solicitation covenants.

        In August 2003, our board of directors approved an amendment to the directors deferred compensation plan. The amendment to the plan increases the benefit level from $5,000 to $8,000 per year per participant and extends the benefit term from 10 years to 15 years.